Exhibit 99.1

Arbinet Announces Fourth Quarter and Full Year 2007 Financial Results

NEW BRUNSWICK, N.J., February 28, 2008—Arbinet-thexchange, Inc. (NasdaqGM: ARBX) today reported financial results for the fourth quarter and full year ended December 31, 2007.

Fourth quarter 2007 fee revenues were $12.4 million, a 3.9% decrease compared to $12.9 million in the fourth quarter 2006, and essentially flat with the third quarter 2007. A total of 3.7 billion minutes were bought and sold on Arbinet’s exchange in the fourth quarter 2007, a 1.9% increase compared to 3.6 billion minutes in the fourth quarter 2006. Arbinet completed 469.7 million calls during the fourth quarter 2007, compared to 420.3 million calls in the fourth quarter 2006. Fourth quarter 2007 trading revenue and related costs each declined approximately $20.1 million or 14.8% compared to the same quarter in 2006, reflecting the lower average trade rate of minutes transacted through the platform.

Fourth quarter 2007 net loss was ($3.6) million or ($0.14) per diluted share, compared to a net loss of ($1.7) million or ($0.07) per diluted share in the fourth quarter 2006. Current year results include $3.0 million in operating losses related to the Company’s digital media segment. The Company is evaluating strategic alternatives for Broad Street Digital Ltd., a license management platform for intellectual property rights and digital content distribution, and expects to divest the business in the second quarter of 2008. As a result, the Company recorded a pre-tax impairment charge of $2.3 million to write down Broad Street Digital’s intangible and other long-lived assets to their estimated fair value.

Full year 2007 fee revenues were $50.1 million, an increase of 4.5% from 2006 fee revenues of $47.9 million. A total of 14.4 billion minutes were bought and sold on Arbinet’s exchange in 2007, up from 12.6 billion in 2006, representing a year over year increase of 14.3%. Full year 2007 net loss was ($6.9) million or ($0.28) per diluted share, compared to a net loss of ($.4) million or ($0.02) per diluted share for the full year 2006.

William M. Freeman, President and Chief Executive Officer of Arbinet, said, “While our fourth quarter and full-year results were mainly in line with our expectations, we realize that we have a lot to do to improve growth and profitability. The decision regarding Broad Street Digital is a result of the review conducted by management and the Board which concluded that the best path to creating value for our shareholders is to refocus on growing our core voice and data businesses.”

Separately, Arbinet today announced its strategic priorities for 2008. In addition to refocusing on its core voice and data businesses, Arbinet is working to increase liquidity on the exchange by changing the way it markets its products and services. Arbinet is working to enhance its data offering to capture a greater share of the rapidly growing data market. Lastly, Arbinet also announced a special one-time cash distribution to shareholders of $0.40 per share.

Quarterly Conference Call

Arbinet will host a conference call to discuss its fourth quarter 2007 results at 5:00 p.m. Eastern Time today. The dial-in number for the live audio is 888-562-3654, or 973-582-2703 for international callers; the passcode is 36430509. A live web cast of the conference call will be available on Arbinet’s web site at http://www.arbinet.com. A replay of the call will be available from 8:00 p.m. Eastern Time on Thursday, February 28, 2008 through midnight on March 13, 2008 at http://www.arbinet.com and by telephone at 800-642-1687, or 706-645-9291 for international callers; the passcode is 36430509.

About Arbinet

Arbinet is a leading provider of solutions to simplify the exchange of digital communications in a converging world. The Company operates the world’s largest electronic market for trading, routing and settling communications capacity. Through its managed service offerings, Arbinet provides solutions to simplify the increased complexity of routing calls across traditional and VoIP networks.

Arbinet’s 990 voice and data Members, including the world’s 10 largest international carriers, use Arbinet’s Internet based electronic platforms to buy, sell, deliver and settle transactions valued at about $500 million in 2007. These Members include fixed, mobile and VoIP carriers, ISPs and content providers from more than 60 countries who exchange voice, data, content and value added services.

For more information about Arbinet’s solutions visit http://www.arbinet.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding anticipated future revenues, growth, capital expenditures, management’s future expansion plans, expected product and service developments or enhancements, and future operating results. Such forward-looking statements may be identified by, among other things, the use of forward-looking terminology such as: “believes,” “expects,” “may,” “will,” “should” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Various important risks and uncertainties may cause Arbinet’s actual results to differ materially from the results indicated by these forward-looking statements, including, without limitation: the ability of Arbinet to effectively divest Broad Street Digital Limited; members (in particular, significant trading members) not trading on our exchange or utilizing our new and additional services (including DirectAxcessSM, PrivateExchangeSM, AssuredAxcessSM and PeeringSolutionsSM); continued volatility in the volume and mix of trading activity; our uncertain and long member enrollment cycle; the failure to manage our credit risk; failure to manage our growth; pricing pressure; investment in our management team and investments in our personnel; regulatory uncertainty; system failures, human error and security breaches that could cause Arbinet to lose members and expose it to liability; and Arbinet’s ability to obtain and enforce patent protection for our methods and technologies. For a further list and description of the risks and uncertainties the Company faces, please refer to Part I, Item 1A of the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 16, 2007, and other filings that have been filed with the Securities and Exchange Commission. Arbinet assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise and such statements are current only as of the date they are made.

Contacts:

Jack Wynne, CFO

Arbinet-thexchange, Inc.

732-509-9230

Andrea Priest / Andi Salas

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

ARBINET—THEXCHANGE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2007	2006	2007
Trading revenues	$135,663	$115,562	$495,115	$483,891
Fee revenues	12,880	12,423	47,863	50,146

Total revenues	148,543	127,985	542,978	534,037
Cost of trading revenues	135,705	115,547	495,159	484,116

	12,838	12,438	47,819	49,921
Costs and expenses
Operations and development	4,677	5,532	17,554	21,339
Sales and marketing	2,492	2,387	8,446	9,414
General and administrative	4,104	3,693	16,189	15,297
Depreciation and amortization	1,795	1,926	6,954	8,014
Severance charges	—	288	—	1,318
Restructuring and impairment charges	—	2,329	—	1,657
Reserve for Litigation	600	—	507	1,940

Total costs and expenses	13,668	16,155	49,650	58,979

Income (loss) from operations	(830)	(3,717)	(1,831)	(9,058)
Interest income (expense), net	561	453	1,992	1,780

Other income (expense), net	374	(304)	1,342	569

Income before income taxes	105	(3,568)	1,503	(6,709)
Provision for income taxes	1,798	7	2,013	232

Income from continuing operations	(1,693)	(3,575)	(510)	(6,941)
Discontinued operations:
Income from discontinued operations, net of income tax of $4	—	—	121	—

Net income	$(1,693)	$(3,575)	$(389)	$(6,941)

Preferred stock dividends and accretion	$—	$—	$—	—
Net income attributable to common stockholders	$(1,693)	$(3,575)	$(389)	$(6,941)

Basic earnings per share:
Continuing operations	$(0.07)	$(0.14)	$(0.02)	$(0.28)

Discontinued operations	0	0	0	0

Net income	$(0.07)	$(0.14)	$(0.02)	$(0.28)

Diluted earnings per share:
Continuing operations	$(0.07)	$(0.14)	$(0.02)	$(0.28)

Discontinued operations	$—	$—	$—	$—

Net income	$(0.07)	$(0.14)	$(0.02)	$(0.28)

Weighted average number of common shares
Basic	25,280,864	25,534,241	25,177,662	25,072,482
Diluted	25,280,864	25,534,241	25,177,662	25,072,482

ARBINET—THEXCHANGE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	As of	As of
	December 31, 2006	December 31, 2007
Assets
Current Assets:
Cash and cash equivalents	32,986	28,556
Marketable securities	30,051	20,344
Trade accounts receivable, net	34,809	28,451
Other current assets	1,966	2,862

Total current assets	99,812	80,213
Property and equipment, net	23,828	23,001
Other long-term assets	8,882	6,720

Total Assets	$132,522	$109,934

Liabilities & Stockholders' Equity
Current Liabilities:
Short-term debt obligations	8,748	785
Accounts payable	19,945	16,394
Deferred revenue	3,220	2,499
Accrued expenses and other current liabilities	10,418	8,313

Total current liabilities	42,331	27,991
Other long-term liabilities	3,260	2,282

Total Liabilities	45,591	30,273

Stockholders' Equity	86,931	79,661

Total Liabilities & Stockholders' Equity	$132,522	$109,934